CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - March 2006
                                   -----------

                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (1,833,404.443 units) at February 28, 2006    $ 5,518,633,098
Additions of 89,958.309 units on March 31, 2006                   282,694,718
Redemptions of (13,340.329) units on March 31, 2006               (41,921,992)
Offering Costs                                                     (2,203,959)
Net Income (Loss) - March 2006                                    245,041,285
                                                              ---------------

Net Asset Value (1,910,022.423 units) at March 31, 2006       $ 6,002,243,150
                                                              ===============

Net Asset Value per Unit at March 31, 2006                    $      3,142.50
                                                              ===============

                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                  $   140,980,728
    Change in unrealized                                           55,870,364
  Gains (losses) on forward and swap contracts:
    Realized                                                     (180,035,053)
    Change in unrealized                                          247,995,989
  Interest income                                                  20,484,407
                                                              ---------------

                                                                  285,296,435
                                                              ---------------

Expenses:
  Brokerage fee                                                    35,285,482
  Performance fee                                                   4,818,187
  Operating expenses                                                  151,481
                                                              ---------------

                                                                   40,255,150
                                                              ---------------

Net Income (Loss) - March 2006                                $   245,041,285
                                                              ===============

                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on March 31, 2006                    $      3,142.50

Net Asset Value per Unit on February 28, 2006                 $      3,010.05

Unit Value Monthly Gain (Loss) %                                         4.40%

Fund 2006 calendar YTD Gain (Loss) %                                     4.49%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Strong March and a Solid Q1

Strong performance from several sectors contributed to a strong March and a solid finish to Q1. We are also pleased to note that most portfolios and funds that we manage are now at new all-time highs.

The biggest gains in March were in FX, as the US Dollar rallied in response to expectations of further interest rate hikes. Correspondingly, US and Euro fixed income instruments had their worst quarter in several years, which benefited our short positions. Energy prices rebounded profitably from February's sell-off on renewed production and supply concerns, but this was not enough to restrain equity prices, and the Equity Indices sector also finished higher. Many of the Base and Precious metals again made new highs, and contributed positively to our returns.

Late in the month Campbell & Company closed its Financial, Metals & Energy and Global Diversified portfolios to new investors (which includes this fund). An as existing investor, you may still add or redeem at your discretion.

Please contact me at any time if I can be of assistance.

Sincerely,

Bruce Cleland
President & CEO